EXHIBIT 5.1


October 31, 1996


Board of Directors
Imation Corp.
1 Imation Place
Oakdale, Minnesota  55128

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-8 that Imation Corp. intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 6,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of Imation Corp. (the "Company"), which may be issued pursuant to the Company's 1996 Employee Stock Incentive Program (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

                  Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable, provided that (i) the purchase price is at least equal to the par value of the Shares, and (ii) the Registration Statement shall have become and remains effective under the Securities Act of 1933, as amended.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Carolyn A. Bates
                                            General Counsel and Secretary